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Exhibit 4.2

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                                 LOAN AGREEMENT

                           Dated as of January 8, 1998


            KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having its principal place of business at 21 Penn Plaza, New York, New York 10001 (the "Borrower"), ADVANCED DIGITAL SERVICES, INC., a New York corporation, having its principal place of business at 21 Penn Plaza, New York, New York 10001 ("Advanced" or a "Guarantor"), KATZ N.Y. ACQUISITION, INC., a Delaware corporation, having its principal place of business at 21 Penn Plaza, New York, New York 10001 ("KNYA" or a "Guarantor") and THE BANK OF NEW YORK, a New York banking corporation, having an office at 530 Fifth Avenue, New York, New York 10036 (the "Bank") hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Acquisition Agreement" means the Asset Acquisition Agreement dated as of January 1, 1998 among the Borrower, KNYA, Speed, DDP, Inc. and Ronald Krivosheiw, as it may be amended or supplemented.
            "Adjusted Borrowing Base" means the difference between (i) the Borrowing Base and (ii) Outstanding L/C Obligations.

            "Adjusted LIBOR Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded, if not already a whole multiple of 1/100th of one (.01%) percent to the nearest 1/100th of one (.01%) percent) equal to the quotient of (a) the LIBOR Rate divided by (b) a percentage equal to 100% minus the Eurocurrency Reserve Requirement on the date the Adjusted LIBOR Rate is determined.

            "Adjusted Tangible Net Worth" means, as to the Credit Parties on a consolidated basis, the sum of (i) Consolidated Tangible Net Worth plus (ii) Consolidated Subordinated Debt.

            "ADS Notes" means the Non-Negotiable Promissory Notes issued by Advanced (formerly Katz Digital Acquisition Inc.) to David Katz and Gary Ritkes each dated on July 31, 1997 and guaranteed by the Borrower, each in the original principal amount of $125,000.00, bearing interest at 7% per annum and payable in twenty (20) equal quarterly installments beginning October 1, 1997 and ending on July 1, 2002.


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            "Affiliate" means, as to any Person (i) a Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (ii) a Person which directly or indirectly beneficially owns or holds five (5%) percent or more of any class of voting stock of, or five (5%) percent or more of the equity interest in, such Person; or (iii) a Person five (5%) percent or more of the voting stock of which, or five (5%) or more of the equity interest of which, is directly or indirectly beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" means this Loan Agreement, as amended, supplemented or modified from time to time.

            "Alternate Base Rate" means, for any day, an interest rate per annum equal to the higher of (a) the Prime Rate (computed on the basis of the actual number of days elapsed over a year of 360 days) in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus one-half of one (1/2%) percent (computed on the basis of the actual number of days elapsed over a year of 360 days). For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If for any reason the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Bank to obtain sufficient bids or publications in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.

            "Alternate Base Rate Loan" means a Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II hereof.

            "Applicable Margin" shall have the meaning given such term in
Section 2.10 of this Agreement.

            "Asset Sale Proceeds" means the proceeds received by the Borrower from the sale of any asset outside of the Borrower's ordinary course of business, less reasonable and customary out of pocket expenses, including, without limitation, any investment banking or advisory fees, broker's commissions, finder's fees or similar fees or expenses (other than any such fees or expenses

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paid to an Affiliate of the Borrower), incurred by the Borrower in connection with such sale.

            "Board of Governors" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrowing Base" means eighty five (85%) percent of Eligible Accounts Receivable. The Bank reserves the right, in the exercise of its reasonable discretion and based on the results of any Field Examination to be conducted in accordance with Section 5.01(g), to adjust the advance rate for Eligible Accounts Receivable, provided that the advance rate shall in no event be reduced to less than eighty (80%) percent.

            "Borrowing Base Certificate" means a certificate, in the form annexed hereto as Exhibit C, evidencing the Borrowing Base, with appropriate calculations therefor.

            "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, provided that, if the relevant day relates to a Eurodollar Loan, a Eurodollar Interest Period, or notice with respect to a Eurodollar Loan, the term "Business Day" shall mean a day on which dealings in dollar deposits are also carried on in the London Interbank Market and banks are open for business in London.

            "Capital Expenditures" means, as to any Person, the aggregate amount of any expenditures (including purchase money Liens) by such Person for capital assets (including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the year of acquisition.

            "Capital Lease" means a lease which, in accordance with GAAP, has been or should be capitalized on the books of the lessee.

            "Collateral" means all property which is subject or is to be subject to the Lien granted by the Security Agreement.

            "Commitment" means the Bank's obligation to make Revolving Credit Loans to the Borrower or to issue Letters of Credit for the account of the Borrower pursuant to the terms and subject to the conditions of this Agreement.

            "Commitment Fee Factor" shall have the meaning given such term in
Section 2.12 of this Agreement.

            "Consolidated Subordinated Debt" means, as to the Credit Parties on a consolidated basis, the aggregate

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Subordinated Debt of the Credit Parties, computed and consolidated in accordance with GAAP.

            "Consolidated Tangible Net Worth" means, as to the Credit Parties on a consolidated basis, the difference between (i) Consolidated Total Assets, less all intangible assets properly classified as such in accordance with GAAP, including, but without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits and goodwill, and (ii) Consolidated Total Liabilities.

            "Consolidated Total Assets" means, as to the Credit Parties on a consolidated basis, the aggregate net book value of the consolidated assets of the Credit Parties after all appropriate adjustments in accordance with GAAP (including without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset other than any write-up or revaluation of any "Acquired Assets" (as defined in the Acquisition Agreement) which are so written-up or revalued upon consummation of the Acquisition Agreement), computed and consolidated in accordance with GAAP.

            "Consolidated Total Liabilities" means, as to the Credit Parties on a consolidated basis, all of the consolidated liabilities of the Credit Parties, including all items which, in accordance with GAAP would be included on the liability side of the balance sheet (other than capital stock, treasury stock, capital surplus and retained earnings) computed and consolidated in accordance with GAAP.

            "Credit Parties" means the Borrower, the Guarantors and any other Person which is or is required to be, included in the consolidated financial statements referred to in Section 5.01(b) of this Agreement.

            "Debt" means, as to any Person, (i) all indebtedness or liability of such Person for borrowed money; (ii) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations);
(iii) obligations of such Person as a lessee under Capital Leases; (iv) current liabilities of such Person in respect of unfunded vested benefits under any Plan; (v) obligations of such Person under letters of credit issued for the account of such Person; (vi) obligations of such Person arising under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (viii) obligations secured by any Lien on property owned by such Person whether or not the obligations have been assumed; and (ix) all other liabilities recorded as such, or which should be

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recorded as such, on such Person's financial statements in accordance with GAAP.

            "Default" means any of the events specified in Section 6.01 of this Agreement, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

            "Dollars" and the sign "$" mean lawful money of the United States of America.

            "Drawdown" shall have the meaning given such term in Section 2.01 of this Agreement.

            "EBITDA" means, with respect to the Credit Parties on a consolidated basis, for any period, the sum of (i) net income (excluding extraordinary gains and including extraordinary losses) plus (ii) interest expense plus (iii) the provision for taxes plus (iv) depreciation expense plus (v) amortization of intangible assets plus (vi) deferred rent, all measured or calculated for such period.

            "Eligible Accounts Receivable" means those accounts receivable of the Borrower which (i) arise in the ordinary course of business, (ii) are subject to a first, perfected security interest of the Bank and (iii) are evidenced by an invoice or other documentary evidence reasonably satisfactory to the Bank provided, however no account receivable shall be an Eligible Account Receivable if:

                        (a) it arises out of a sale made by the Borrower to an Affiliate of the Borrower or to a Person controlled by such an Affiliate;

                        (b) it is due or unpaid more than ninety (90) days after its invoice;

                        (c) the account receivable is from an account debtor of which fifty (50%) percent or more of such account debtor's accounts receivable are otherwise ineligible hereunder;

                        (d) any covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such account receivable has been breached;

                        (e) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended,

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or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets of affairs;

                        (f) the sale to the account debtor is on a guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

                        (g) the account debtor is the United States of America, any state or any department, agency or instrumentality of the United States of America or any state;

                        (h) the account debtor is not domiciled in the United States

                        (i) the goods giving rise to such account receivable have not been shipped and delivered to or have been rejected by the account debtor or the services giving rise to such receivable have not been performed by the Borrower or have been rejected by the account debtor or the account receivable otherwise does not represent a final sale;

                        (j) the account debtor is also a creditor or supplier of the Borrower or has disputed liability, or has made any claim with respect to any other account receivable due to the Borrower, or the account receivable otherwise is or may become subject to any right of set-off;

                        (k) the Borrower has made any agreement with the account debtor for any deduction therefrom (except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto) provided, that only the amount of any such deduction shall be ineligible pursuant to this clause (k);

                        (l) any return, rejection or repossession of the merchandise has occurred;

                        (m) such account receivable is not payable to the Borrower;

                        (n) the Bank, in good faith and in the exercise of its discretion in a reasonable manner, believes that collection of such account receivable is insecure or that such account receivable may not be paid by reason of the account debtor's inability to pay, or the accounts receivable of the

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account debtor exceed a credit limit determined by the Bank, in good faith and in the exercise of its discretion in a reasonable manner, provided that only the amount of such excess shall be ineligible; or

                        (o) the Bank determines in its reasonable discretion, that such account receivable, or such category of accounts receivable, is ineligible. The Bank reserves the right, based on the results of the Field Examination to be conducted in accordance with Section 5.01(g), or otherwise in the exercise of its good faith discretion, to revise this definition of "Eligible Accounts Receivable.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof as in effect from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

            "Eurocurrency Reserve Requirement" means, with respect to the Adjusted LIBOR Rate for an Interest Period, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained at the beginning of such Interest Period under any regulation (including, but without limitation, Regulation D) promulgated by the Board of Governors (or any successor thereto or other governmental authority having jurisdiction over the
Bank) by the Bank against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit for proration, exemptions or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities that includes deposits by reference to which the Adjusted LIBOR Rate is to be determined; or (2) any category of extension of credit or other assets that include loans bearing an Adjusted LIBOR Rate.

            "Eurodollar Loan" means a Loan bearing interest at a rate based on the Adjusted LIBOR Rate in accordance with the provisions of Article II hereof.

            "Event of Default" means any of the events specified in Section 6.01 of this Agreement, provided that any requirement for notice or lapse of time or any other condition has been satisfied.


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            "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by it.

            "Field Examination" means an examination of the accounts receivable and inventory of the Borrower and the Guarantors and all other Collateral subject to the Lien of the Security Agreement, and all books and records and other information relating thereto, financial or otherwise, to be performed by employees or other representatives of the Bank.

            "Fixed Charge Coverage Ratio" means, with respect to the Credit Parties on a consolidated basis, for any period, the ratio of (i) EBITDA to (ii) Fixed Charges. The Fixed Charge Coverage Ratio shall be tested quarterly and, except as provided in Section 5.03(b) of this Agreement, for the four consecutive fiscal quarters then ended.

            "Fixed Charges" means, with respect to the Credit Parties, on a consolidated basis, for any period, the sum of (i) the scheduled payments for all Debt (including the scheduled payments for all Capital Leases and all Subordinated Debt but excluding scheduled payments on the Sarabande Notes, the ADS Notes and the Speed Equipment Notes and excluding payments on accounts payable, accrued liabilities and trade obligations which are not incurred for borrowed money) plus (ii) interest expense plus (iii) Capital Expenditures (without duplication with respect to payments on Capital Leases) plus (iv) income taxes paid (excluding payments of deferred taxes) plus (v) dividends paid.

            "Funded Debt" means all Debt (including Subordinated Debt) which is
(i) indebtedness or liability for borrowed money, (ii) obligations under Capital Leases, (iii) indebtedness or liability for the deferred purchase price of property (excluding trade obligations) and (iv)obligations under deferred payment letters of credit and trade acceptances payable.

            "Funded Debt to EBITDA Ratio" means, with respect to the Credit Parties on a consolidated basis, as of the last day of any fiscal quarter, the ratio of (i) Funded Debt as of such date to (ii) EBITDA for the four consecutive fiscal quarters then ended.

            "GAAP" means Generally Accepted Accounting Principles.

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            "Generally Accepted Accounting Principles" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of a Person, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Borrower and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of the independent accountants selected by the Borrower and approved by the Bank for the purpose of auditing the periodic financial statements of the Borrower.

            "Guarantor" or "Guarantors" means each of, or both of, as the context requires, those Guarantors named in the preamble to this Agreement, and any other Person to the extent required to guarantee the obligations of the Borrower in accordance with Section 5.01(l) of this Agreement.

            "Guaranty" or "Guaranties" means a guaranty or guaranties required to be executed and delivered by a Guarantor or Guarantors pursuant to Section
3.01 (h) and Section 5.01 (l) of this Agreement.

            "Hazardous Materials" includes, without limit, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et. seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

            "Interest Determination Date" means the date on which an Alternate Base Rate Loan is converted to a Eurodollar Loan and, in the case of a Eurodollar Loan, the last day of the applicable Interest Period.

            "Interest Payment Date" means (i) as to each Eurodollar Loan, (x) in the case of Eurodollar Loans with Interest Periods of one or two months, the last day of such Interest Period and (y) in the case of Eurodollar Loans with Interest Periods of

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three or six months, the last Business Day of each quarter during the applicable
Interest Period and the last day of such Interest Period and (ii) as to each Alternate Base Rate Loan, the last Business Day of each month.

            "Interest Period" means as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect (or, if there is no numerically corresponding day, on the last Business Day of such month); provided, however,
(i) no Interest Period shall end later than the Maturity Date, (ii) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(iii) interest shall accrue from and including the first day of such Interest Period to but excluding the date of payment of such interest and (iv) no Interest Period of particular duration with respect to a Eurodollar Loan may be selected by the Borrower if the Bank determines, in its sole discretion, that Eurodollar Loans with such maturities are not generally available.

            "Investment" means any stock, evidence of Debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business) and any purchase of
(i) any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.

            "L/C Documents" means all documents required to be executed and delivered by the Borrower in connection with the issuance of Letters of Credit in accordance with the usual and customary practices of the Bank.

            "Letters of Credit" means standby letters of credit issued by the Bank pursuant to this Agreement.

            "LIBOR Rate" means the rate per annum (rounded upwards, if necessary to the nearest one-tenth (1/10th) of one (1%) percent) quoted at approximately 11:00 a.m. London time by the Bank two (2) Business Days prior to the requested Interest Period, for the offering by the Bank to prime commercial banks in the London interbank market of dollar deposits in immediately available funds for a period, and in an amount, comparable to

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such Interest Period and principal amount of such Eurodollar Loan, respectively.

            "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

            "Loan" or "Loans" means one or more, as the context requires, of the Term Loan or the Revolving Credit Loans and includes Alternate Base Rate Loans and Eurodollar Loans, as the context may require.

            "Loan Documents" means this Agreement, the Notes, the Guaranties, the Security Agreements, the L/C Documents and any other document executed or delivered pursuant to this Agreement.

            "Material Adverse Change" means, as to the Borrower or any Guarantor, (i) a material adverse change in the financial condition, business, operations, properties, prospects or results of operations of such Person or
(ii) any event or occurrence which could have a material adverse effect on the ability of such Person to perform its obligations under the Loan Documents.

            "Maturity Date" means December 31, 2001.

            "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

            "New Financing Proceeds" means the proceeds resulting from the issuance by the Borrower of any common stock, preferred stock, bonds or other instruments or evidence of Debt permitted by this Agreement and the other Loan Documents, less reasonable and customary out of pocket expenses, including, without limitation, any underwriting discounts, agency fees, broker's commissions or similar fees or expenses (other than any such fees or expenses paid to an Affiliate of the Borrower), incurred by the Borrower in connection with such issuance.

            "Note" or "Notes" means one or both, as the context requires, of the Term Loan Note or the Revolving Credit Note.

            "Outstanding L/C Obligations" means, at any time, the sum of (i) the undrawn and available amount under Letters of

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Credit issued by the Bank plus (ii) the unreimbursed amount of any drawings under such Letters of Credit plus (iii) the aggregate amount which the Bank has agreed to pay to Fleet Bank, N.A. and European American Bank pursuant to those certain Letter of Credit Indemnity letters given by the Bank to such Banks dated January 8, 1998 (the "Indemnity Letters").

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Investments" means (i) direct obligations of the United States of America or any governmental agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (ii) time certificates of deposit having a maturity of one year or less issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000.00; (iii) money market mutual funds having assets in excess of $2,500,000,000.00; (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively; or (v) tax exempt securities rated Prime 2 or better by Moody's Investor Services, Inc. or A-1 or better by Standard & Poor's Corporation.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity or a federal, state or local government, or a political subdivision thereof or any agency of such government or subdivision.

            "Plan" means any employee benefit plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

            "Prime Rate" means the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, each change in the Prime Rate to be effective on the date such change is announced to become effective.

            "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

            "Regulation D" means Regulation D of the Board of Governors, as the same may be amended and in effect from time to time.


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            "Regulation G" means Regulation G of the Board of Governors, as the same may be amended and in effect from time to time.

            "Regulation T" means Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.

            "Regulation U" means Regulation U of the Board of Governors, as the same may be amended and in effect from time to time.

            "Regulation X" means Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.

            "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

            "Revolving Credit Loans" shall have the meaning assigned to such term in Section 2.06 of this Agreement.

            "Revolving Credit Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit B annexed hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from Revolving Credit Loans made by the Bank to the Borrower pursuant to this Agreement.

            "Sarabande Note" means the Non-Negotiable Convertible Promissory
Note issued by the Borrower to The Sarabande Press, Inc. and dated August 1, 1996 in the original principal amount of $500,000.00, bearing interest at the prime rate (as defined therein) and payable in three (3) equal annual installments.

            "Security Agreement" or "Security Agreements" means one or more of the security agreements to be executed and delivered pursuant to Section 3.01(i) and Section 5.01 (l) of this Agreement.

            "Speed" means Speed Graphics, Inc., a New York corporation, and DDP, Inc., a New York corporation.

            "Speed Acquisition" means the acquisition by KNYA of certain assets and the assumption by KNYA of certain liabilities of Speed, pursuant to the Acquisition Agreement.

            "Speed Equipment Notes" means the Loan and Security Agreements, dated June 9, 1994 and June 10, 1994, respectively, in the original principal amounts of $903,000.00 and $159,862.37, respectively, made by KNYA (as successors to DDP, Inc.) payable to Phoenixcor, Inc.

            "Subordinated Debt" means Debt of any Person, the repayment of which the obligee has agreed in writing, on terms which have been approved by the Bank in advance in writing, shall be subordinate and junior to the rights of the Bank with respect to Debt owing from such Person to the Bank.

            "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

            "Term Loan" shall have the meaning assigned to such term in Section
2.01 of this Agreement.

            "Term Loan Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A annexed hereto, evidencing the indebtedness of the Borrower to the Bank resulting from the Term Loan made by the Bank to the Borrower pursuant to the Agreement.

            "Unfunded Consolidated Capital Expenditures" means, as to the Credit Parties on a consolidated basis, the Capital Expenditures of the Credit Parties funded other than by Debt or Capital Leases, computed in accordance with GAAP.

            SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including".

            SECTION 1.03. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.

                                   ARTICLE II

                         AMOUNT AND TERMS OF THE LOANS

            SECTION 2.01. The Term Loan. The Bank agrees, on or after the date of this Agreement, but in no event later than thirty (30) days after the date of this Agreement, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Borrower (the "Drawdown") the principal amount of Six Million ($6,000,000.00) Dollars, and the Borrower agrees to borrow such amount from the Bank by executing and delivering to the Bank the Term Loan Note. The Term Loan, or portions thereof, shall be an Alternate Base Rate Loan or a Eurodollar Loan (or a combination thereof) as the Borrower may request subject to and in accordance with Section 2.07 hereof. The Bank may at its option make any Eurodollar Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the Term Loan Note.

            SECTION 2.02. Term Loan Note. The Term Loan shall be evidenced by the Term Loan Note of the Borrower. The Term Loan Note shall be dated the date of the Drawdown and shall mature on the Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Term Loan Note shall be entitled to the benefits and subject to the provisions of this Agreement.

            SECTION 2.03. Repayment of Term Loan Note. The principal balance of the Term Loan Note shall be payable in sixteen (16) quarterly installments, each due on the last Business Day of each calendar quarter beginning on the first such day after the Drawdown and continuing on the last Business Day of each calendar quarter thereafter. Each of the first fifteen (15) such quarterly principal installments shall be in the amount of $375,000.00 and the sixteenth
(16th) such quarterly principal installment shall be in an amount equal to the then outstanding principal balance of the Term Loan Note.

            SECTION 2.04. Payment of Interest on the Term Loan Note. (a) In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Alternate Base Rate Loan, on each Interest Determination Date and on the Maturity Date. Any change in the rate of interest on the Term Loan Note due to a change in the Alternate Base Rate shall take effect as of the date of such change in the Alternate Base Rate.

            (b) In the case of a Eurodollar Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted LIBOR Rate plus the Applicable Margin as in effect on the date of such Loan. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Eurodollar Loan, on each Interest Determination Date and on the Maturity Date. In the event Eurodollar Loans are available, the Bank shall determine the rate of interest applicable to each requested Eurodollar Loan for the applicable Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Business Days prior to the commencement of such Interest Period and shall notify the Borrower of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

            SECTION 2.05. Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower to partially finance the Speed Acquisition. No part of the proceeds of the Term Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulation G, T, U or X.

            SECTION 2.06. The Revolving Credit Loans. The Bank agrees, on the date of this Agreement, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Borrower prior to the Maturity Date such amounts as the Borrower may request from time to time (individually, a "Revolving Credit Loan" or collectively, the "Revolving Credit Loans"), which amounts may be borrowed, repaid and reborrowed; provided, however, that the aggregate amount of such Revolving Credit Loans outstanding at any one time shall not exceed the lesser of (i) Seven Million ($7,000,000.00) Dollars or (ii) the Adjusted Borrowing Base, such lesser amount to be the maximum amount of the Bank's Commitment, or such other amount of the Commitment as it may be reduced pursuant to Section
2.13 hereof.

            Each Revolving Credit Loan shall be an Alternate Base Rate Loan or a Eurodollar Loan (or a combination thereof) as the Borrower may request subject to and in accordance with Section 2.07. The Bank may at its option make any Eurodollar Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the Revolving Credit Note. Subject to the other provisions of this Agreement, Revolving Credit Loans of more than one type may be outstanding at the same time.

            SECTION 2.07. Notice of Revolving Credit Loans; Designations, Conversions and Continuations of Loans.

                        (a) The Borrower shall give the Bank irrevocable written, telex, telephonic (immediately confirmed in writing) or facsimile notice (i) at least two (2) Business Days prior to each Revolving Credit Loan (or prior to the initial designation for all or any part of the Term Loan) comprised in whole or in part of one or more Eurodollar Loans (subject to availability) and (ii) prior to 11:00 a.m. on the day of each Revolving Credit Loan (or the first day of the Term Loan) consisting solely of an Alternate Base Rate Loan. In the case of notices relating to Eurodollar Loans, notices received after 11:00 a.m. on any Business Day shall be deemed to have been given and received on the next Business Day. Such notice shall specify the date of such borrowing, the amount thereof and whether such Loan is to be (or what portion or portions thereof are to be) an Alternate Base Rate Loan or a Eurodollar Loan and, if such Loan or any portion thereof is to consist of one or more Eurodollar Loans, the principal amounts thereof and Interest Period or Interest Periods with respect thereto. If no election as to a type of Loan is specified in such notice, such Loan (or portion thereof as to which no election is specified) shall be an Alternate Base Rate Loan. If no election as to the Interest Period is specified in such notice with respect to any Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration and if a Eurodollar Loan is requested when such Loans are not available, the Borrower shall be deemed to have requested an Alternate Base Rate Loan.

                        (b) The Borrower shall have the right, on such notice to the Bank as is required pursuant to (a) above, (i) to continue any Eurodollar Loan or a portion thereof into a subsequent Interest Period (subject to availability) and (ii) to convert an Alternate Base Rate Loan into a Eurodollar Loan (subject to availability) subject to the following:

                                    (a)  if a Default or an Event of Default
shall have occurred and be continuing at the time of any proposed conversion or continuation only Alternate Base Rate Loans shall be available;

                                    (b)  in the case of the initial
designation of the Term Loan or a Revolving Credit Loan, or a continuation or conversion of Loans, the aggregate principal amount of each Eurodollar Loan continued or into which a Loan is converted shall be in the minimum principal amount of $500,000.00 and in increased integral multiples of $50,000.00;

                                    (c)  each continuation or conversion shall
be effected by the Bank applying the proceeds of the new Loan to the Loan (or portion thereof) being continued or converted;

                                    (d)  if the new Loan made as a result of a
continuation or conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of continuation or conversion;

                                    (e)  each request for a Eurodollar Loan
which shall fail to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month and each request for a Eurodollar Loan made when such Loans are not available shall be deemed to be a request for an Alternate Base Rate Loan; and

                                    (f)  in the event that the Borrower shall
not give notice to continue a Eurodollar Loan as provided above, such Loan shall automatically be converted into an Alternate Base Rate Loan at the expiration of the then current Interest Period.

            SECTION 2.08. Revolving Credit Note. Each Revolving Credit Loan shall be (i) in the case of each Alternate Base Rate Loan in the minimum principal amount of $250,000.00, and in increased integral multiples of $50,000.00 and (ii) in the case of each Eurodollar Loan in the minimum principal amount of $500,000.00 and in increased integral multiples of $50,000.00 (except that, if any such Alternate Base Rate Loan so requested shall exhaust the remaining available Commitment, such Alternate Base Rate Loan may be in an amount equal to the amount of the remaining available Commitment). Each Revolving Credit Loan shall be evidenced by the Revolving Credit Note of the Borrower. The Revolving Credit Note shall be dated the date hereof and be in the principal amount of Seven Million ($7,000,000.00) Dollars, and shall mature on the Maturity Date, at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Revolving Credit Note shall be entitled to the benefits and subject to the provisions of this Agreement.

            At the time of the making of each Revolving Credit Loan and at the time of each payment of principal thereon, the holder of the Revolving Credit
Note is hereby authorized by the Borrower to make a notation on the schedule annexed to the Revolving Credit Note of the date and amount, and the type and Interest Period of the Revolving Credit Loan or payment, as the case may be. Failure to make a notation with respect to any Revolving Credit Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Revolving Credit Note with respect to such Revolving Credit Loan, and any payment of principal on the Revolving Credit Note by the Borrower shall not be affected by the failure to make a notation thereof on said schedule.

            SECTION 2.09. Payment of Interest on the Revolving Credit Note.

                        (a) In the case of an Alternate Base Rate Loan, interest shall be payable, in arrears, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Alternate Base Rate Loan, on each Interest Determination Date and on the Maturity Date. Any change in the rate of interest on the Revolving Credit Note due to a change in the Alternate Base Rate shall take effect as of the date of such change in the Alternate Base Rate.

                      (b) In the case of a Eurodollar Loan, interest shall be payable, in arrears, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted LIBOR Rate plus the Applicable Margin as in effect on the date of such Loan. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Eurodollar Loan, on each Interest Determination Date and on the Maturity Date. In the event Eurodollar Loans are available, the Bank shall determine the rate of interest applicable to each requested Eurodollar Loan for each Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Business Days prior to the commencement of such Interest Period and shall notify the Borrower of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

            SECTION 2.10. Applicable Margin. The Applicable Margin shall be determined on the basis of the Funded Debt to EBITDA Ratio, as calculated based on the Borrower's consolidated financial statements for its most recent fiscal year or quarter. The Applicable Margin shall be determined as follows:

                                    (i)  The initial Applicable Margin shall be
200 basis points for the Term Loan and 175 basis points for Revolving Credit Loans and shall be applicable until delivery of the Borrower's consolidated financial statements and related certificates for its fiscal year ending December 31, 1997 pursuant to Section 5.01(b) hereof (subject to increase in the event that the Borrower fails to deliver such statements as required below).

                                    Beginning with delivery of the Borrower's
consolidated financial statements and related certificates for the fiscal year ending December 31, 1997, and for each fiscal quarter or year thereafter:

                                    (ii) If the Funded Debt to EBITDA Ratio as
of the end of such fiscal quarter or year is less than

1.00 to 1.00, the Applicable Margin shall be 100 basis points for the Term Loan and for Revolving Credit Loans.

                                    (iii) If the Funded Debt to EBITDA
Ratio as of the end of such fiscal quarter or year is equal to or greater than
1.00 to 1.00 but less than 2.00 to 1.00, the Applicable Margin shall be 150 basis points for the Term Loan and 137.5 basis points for Revolving Credit Loans.

                                    (iv) If the Funded Debt to EBITDA Ratio as
of the end of such fiscal quarter or year is equal to or greater than 2.00 to 1.00, the Applicable Margin shall be 200 basis points for the Term Loan and 175 basis points for Revolving Credit Loans.

                        The Applicable Margin shall be determined promptly by the Bank upon receipt of the Borrower's financial statements for the relevant fiscal year or quarter and, once so determined, shall remain in effect until it is redetermined by the Bank upon receipt of the financial statements for the next succeeding fiscal year or quarter. In the event that the Borrower fails to deliver any financial statements and the related certificates within five (5) days of the due date therefor set forth in Section 5.01(b)(i) or (ii) hereof, unless an Event of Default is declared as a result of such failure, the Applicable Margin shall be as set forth in clause (iv) above until the Borrower delivers all required financial statements and certificates at which time the Applicable Margin shall be redetermined as provided for in this Section 2.10.

                        Upon the occurrence and during the continuance of a Default or an Event of Default the Applicable Margin may, as a result of changes in the Funded Debt to EBITDA Ratio, increase but will not decrease.

            SECTION 2.11. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower (i) to partially finance the Speed Acquisition and (ii) for working capital and other general corporate purposes. No part of the proceeds of any Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulations G, T, U or X.

            SECTION 2.12. Commitment Fee. (a) The Borrower agrees to pay to the Bank from the date of this Agreement and for so long as the Commitment remains outstanding, on the last Business Day of each calendar quarter a commitment fee (computed on a per annum basis and on the basis of the actual number of days elapsed over 360 days) equal to the product of the Commitment Fee Factor and the average daily unused amount of the Commitment during such quarter, or part thereof, such commitment fee being payable for the calendar quarter, or part thereof, preceding the payment date. Such Commitment Fee Factor shall be calculated and determined in accordance with (b) below.

                        (b) The Commitment Fee Factor shall be determined on the basis of the Funded Debt to EBITDA Ratio, as calculated based on the Borrower's financial statements for its most recent fiscal year or quarter. The Commitment Fee Factor shall be determined as follows:

                                    (i)  The initial Commitment Fee Factor
shall be 25 basis points and shall be applicable until delivery of the Borrower's financial statements and related certificates for its fiscal year ending December 31, 1997 pursuant to Section 5.01(b) hereof (subject to increase in the event that the Borrower fails to deliver such statements as required below).

                                    Beginning with delivery of the Borrower's
financial statements and related certificates for the fiscal year ending December 31, 1997, and for each fiscal quarter or year thereafter:

                                    (ii) If the Funded Debt to EBITDA Ratio as
of the end of such fiscal quarter or year is less than 1.00 to 1.00, the Commitment Fee Factor shall be 15 basis points.

                                    (iii) If the Funded Debt to EBITDA
Ratio as of the end of such fiscal quarter or year is equal to or greater than
1.00 to 1.00 but less than 2.00 to 1.00, the Commitment Fee Factor shall be 20 basis points.

                                    (iv) If the Funded Debt to EBITDA Ratio as
of the end of such fiscal quarter or year is equal to or greater than 2.00 to 1.00, the Commitment Fee Factor shall be 25 basis points.

                        The Commitment Fee Factor shall be determined promptly by the Bank upon receipt of the Borrower's financial statements for the relevant fiscal year or quarter and once so determined, shall remain in effect until it is redetermined by the Bank upon receipt of the financial statements for the next succeeding fiscal year or quarter. In the event that the Borrower fails to deliver any financial statements and the related certificates within five (5) days of the due date therefor set forth in Section 5.01(b)(i) or (ii) hereof, the Commitment Fee Factor shall be as set forth in clause (iv) above until the Borrower delivers all required financial statements and certificates at which time the Commitment Fee Factor shall be redetermined as provided for in this Section 2.12.

                        Upon the occurrence and during the continuance of a Default or an Event of Default the Commitment

Fee Factor may, as a result of changes in the Funded Debt to EBITDA Ratio, increase but will not decrease.

            SECTION 2.13. Reduction of Commitment. Upon at least three (3) Business Days' written notice to the Bank, the Borrower may irrevocably elect to have the unused Commitment terminated in whole or reduced in part; provided, however, that any such partial reduction shall be in a minimum amount of $250,000.00 or whole multiples thereof. The Commitment, once terminated or reduced, shall not be reinstated without the express written approval of the Bank.

            SECTION 2.14. Prepayment. (a) Mandatory. (i) All Revolving Credit Loans shall be due and payable, if not required to be paid earlier pursuant to this Agreement, on the Maturity Date. In addition, if at any time the aggregate outstanding Revolving Credit Loans plus Outstanding L/C Obligations exceed the Borrowing Base (a "Borrowing Base Deficiency"), the Borrower shall, without notice or demand from the Bank, first, prepay so much of the Revolving Credit Loans and second, if necessary, deposit cash collateral to secure Outstanding L/C Obligations such that such remaining Revolving Credit Loans and the remaining Outstanding L/C Obligations which are not so secured shall not exceed the Borrowing Base.

                        (ii) In the event that the Borrower receives any Asset Sale Proceeds or any New Financing Proceeds, the Borrower shall, without any requirement or condition of notice or demand from the Bank, make a prepayment of the Term Loan in the amount of such Asset Sale Proceeds or New Financing Proceeds, as the case may be.

            (b) Voluntary. (i) The Borrower shall have the right at any time and from time to time to prepay any Alternate Base Rate Loan, in whole or in part, without premium or penalty on one Business Day prior irrevocable written notice to the Bank of such prepayment provided, however, that each such prepayment shall be on a Business Day and shall be in a minimum principal amount of $50,000.00 and in increased integral multiples of $25,000.00.

                        (ii) The Borrower shall have the right at any time and from time to time, subject to the provisions of this Agreement, including, without limitation Section 2.15, to prepay any Eurodollar Loan, in whole or in part, on three (3) Business Days' prior irrevocable written notice to the Bank, provided however, that each such prepayment shall be in the minimum principal amount of $100,000.00 and in increased integral multiples of $25,000.00.

                        (iii) The notice of prepayment under this Section 2.14 shall set forth the prepayment date and the principal amount of the Loan being prepaid and shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Each prepayment under this Section 2.14 shall be applied first towards unpaid interest on the amount being prepaid and then towards the principal in whole or partial prepayment of Loans by the Borrower. In the absence of such specification, amounts being prepaid shall be applied first to any Alternate Base Rate Loan then outstanding and then to Eurodollar Loans in the order of the expiration of their respective Interest Periods. Any partial prepayment of the Term Loan shall be applied to the installments of principal of the then most distant maturity.

            SECTION 2.15. Reimbursement by Borrower. The Borrower shall reimburse the Bank upon the Bank's demand for any loss, cost or expense incurred or to be incurred by it (in the Bank's sole determination) as a result of any prepayment or conversion (whether voluntarily or by acceleration) of any Eurodollar Loan other than on the last day of the Interest Period for such Loan, or if the Borrower fails to borrow the Eurodollar Loan (or is not able to borrow because of a Default or an Event of Default or for any other reason hereunder) after having given the irrevocable notice of borrowing required by this Agreement. Such reimbursement shall include, but not be limited to, any loss, cost or expense incurred by the Bank in obtaining, liquidating or redeploying any funds used or to be used in making or maintaining the Eurodollar Loan.

            SECTION 2.16. Increased Costs. If, after the date of this Agreement, the adoption of, or any change in, any applicable law, regulation, rule or directive, or any interpretation thereof by any authority charged with the administration or interpretation thereof:

                        (i) subjects the Bank to any tax with respect to the Commitment, the Loans, the Notes, the Letters of Credit or on any amount paid or to be paid under or pursuant to this Agreement, the Loans, the Notes, the Letters of Credit (other than any tax measured by or based upon the overall net income of the Bank);

                        (ii) changes the basis of taxation of payments to the Bank of any amounts payable hereunder (other than any tax measured by or based upon the overall net income of the Bank);

                        (iii) imposes, modifies or deems applicable any reserve, capital adequacy or deposit requirements against any assets held by, deposits with or for the account of, or loans made by, or letters of credit issued by, the Bank; or

                        (iv) imposes on the Bank any other condition affecting its Commitment, the Loans, the Notes, the Letters of Credit or this Agreement; and the result of any of the foregoing is to increase the cost to the Bank of maintaining this Agreement or the Commitment or making the Loans, or issuing the Letters of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Bank or to require the Bank to make any payment on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Bank in its sole judgment deems material, then and in any such case:

                                    (a) the Bank shall promptly advise the
                        Borrower of such event, together with the date thereof, the amount of such increased cost or reduction or payment and the way in which such amount has been calculated; and

                                    (b) the Borrower shall pay to the Bank,
                        within ten (10) days after the advice referred to in subsection (a) hereinabove, such an amount or amounts as will compensate the Bank for such additional cost, reduction or payment for so long as the same shall remain in effect.

                        The determination of the Bank as to additional amounts payable pursuant to this Section 2.16 shall be conclusive evidence of such amounts absent manifest error. The Bank agrees to apply the provisions of this
Section 2.16 to the Borrower only if it is applying similar clauses in loan agreements to substantially all borrowers similarly situated.

            SECTION 2.17. Capital Adequacy. If the Bank shall have determined that the applicability of any law, rule, regulation or guideline, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered. The Bank agrees to apply the provisions of this Section 2.17 to the Borrower only if it is applying similar clauses in loan agreements to substantially all borrowers similarly situated.

            SECTION 2.18. Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in law, rule, regulation, guideline or order, or in the interpretation thereof by any governmental authority charged with the administration thereof, shall make it unlawful for the Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrower, the Bank may:

                        (i) declare that Eurodollar Loans will not thereafter be
            made hereunder, whereupon the Borrower shall be prohibited from requesting such Eurodollar Loans hereunder unless such declaration is subsequently withdrawn; and

                        (ii) require that, subject to the provisions of Section
            2.15, all outstanding Eurodollar Loans made by it be converted to an Alternate Base Rate Loan, whereupon all of such Eurodollar Loans shall be automatically converted to an Alternate Base Rate Loan as of the effective date of such notice as provided in paragraph (b) below.

                        (b) For purposes of this Section 2.18, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, for the purposes of paragraph (a) above, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.

            SECTION 2.19. Indemnity. The Borrower will indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to affect or maintain such Eurodollar Loan or any part thereof. When claiming under this Section 2.19, the Bank shall provide to the Borrower a statement, signed by an officer of the Bank, explaining the amount of any such loss or expense (including the calculation of such amount), which statement shall, in the absence of manifest error, be conclusive with respect to the parties hereto.

            SECTION 2.20. Change in LIBOR; Availability of Rates. In the event, and on each occasion, that, on the day the interest rate for any Eurodollar Loan is to be determined, the Bank shall have determined (which determination, absent manifest error, shall be conclusive and binding upon the Borrower) that dollar deposits in the amount of the principal amount of the requested Eurodollar Loan are not generally available in the London interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, such Eurodollar Loan shall be unavailable. The Bank shall, as soon as practicable thereafter, give written, telex or telephonic notice of such determination of unavailability to the Borrower. Any request by the Borrower for an unavailable Eurodollar Loan shall be deemed to have been a request for an Alternate Base Rate Loan. After such notice shall have been given and until the Bank shall have notified the Borrower that the circumstances giving rise to such notice no longer exist, each subsequent request for an unavailable Eurodollar Loan shall be deemed to be a request for an Alternate Base Rate Loan.

            SECTION 2.21. Authorization to Debit Borrower's Account. The Bank is hereby authorized to debit the Borrower's account maintained with the Bank for
(i) all scheduled payments of principal and/or interest under the Notes, (ii) all reimbursement and other obligations of the Borrower under the Letters of Credit and the L/C Documents and (iii) the commitment fee and all other fees and amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.

            SECTION 2.22. Late Charges, Default Interest. (a) If the Borrower shall default in the payment of any principal installment of or interest on any Loan or any other amount becoming due hereunder, the Borrower shall pay interest, to the extent permitted by law, on such defaulted amount up to the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to two (2%) percent in excess of the higher of (i) the Alternate Base Rate or (ii) the interest rate otherwise in effect.

                        (b) Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on all amounts owing under the Notes and this Agreement (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to two (2%) percent in excess of the higher of (i) the Alternate Base Rate or
(ii) the interest rate otherwise in effect.

            SECTION 2.23. Payments. All payments by the Borrower hereunder or under the Note shall be made in Dollars in immediately available funds at the office of the Bank by 3:00 p.m., New York City time on the date on which such payment shall be due. Interest on the Notes shall accrue from and including the date of each Loan to but excluding the date on which such Loan is paid in full or refinanced with a Loan of a different type.

            SECTION 2.24. Interest Adjustments. (a) If the provisions of this Agreement or the Note would at any time otherwise require payment by the Borrower to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under either of the Notes in an amount less than the amount otherwise provided, such deficit (hereinafter called the "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under either of the Notes for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

                        (b) The amount of the Interest Deficit shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Borrower to the Bank of all or any part of the Term Loan. The amount of the Interest Deficit relating to the Notes at the time of any complete payment of the Notes at that time outstanding (other than an optional prepayment thereof) shall be cancelled and not paid.

            SECTION 2.25. Participations, Etc. The Bank shall have the right at any time, with or without notice to the Borrower, to sell, assign, transfer or negotiate all or any part of the Term Loan Note, the Revolving Credit Note or the Commitment or grant participations therein to one or more banks (foreign or domestic, including an affiliate of the Bank), insurance companies or other financial institutions, pension funds or mutual funds. The Bank agrees that should it so sell, assign, transfer or negotiate part, but not all, of the Notes or the Commitment, it shall act as agent for itself and the new lenders. The Borrower and each of the Guarantors agrees and consents to the Bank providing financial and other information regarding its and their business and operations to prospective purchasers or participants and further agree that to the extent that the Bank should sell, assign, transfer or negotiate all or any part of the Notes or the Commitment, the Bank shall be forever released and discharged from its obligations under the Notes, the Commitment and this Agreement to the extent same is sold, assigned, transferred or negotiated. Nothing herein shall be read or construed as prohibiting or otherwise limiting the ability or right of the Bank to pledge any Note to a Federal Reserve Bank.

                                  ARTICLE IIA

                             THE LETTERS OF CREDIT

            SECTION 2A.01. Letters of Credit. (a) On the terms and conditions set forth herein, the Bank agrees, from time to time on any Business Day during the period from the date of this Agreement to the Maturity Date to issue Letters of Credit for the account of the Borrower. Subject to the terms and conditions of this Agreement, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the term of this Agreement, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

                  (b) The Bank has no obligation to issue any Letter of Credit if:

                        (i) any order, judgment or decree of any governmental
            authority or arbitrator purports by its terms to enjoin or restrain the Bank from issuing such Letter of Credit or any requirement of law applicable to the Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Bank prohibits, or requests that the Bank refrain from, the issuance of standby letters of credit generally or such Letter of Credit in particular or imposes upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or imposes upon the Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Bank in good faith deems material to it;

                        (ii) one or more of the applicable conditions contained
            in Article III is not then satisfied;

                        (iii) the expiry date of any requested Letter of Credit
            is (x) more than one (1) year from its date of issuance or (y) later than five (5) Business Days prior to the Maturity Date;

                        (iv) the Outstanding L/C Obligations, after giving
            effect to the requested Letter of Credit, (x) shall exceed $1,000,000.00 or (y) when added to the principal amount of Revolving Credit Loans, shall exceed the lesser of (1) $7,000,000.00 or (2) the Borrowing Base; or

                        (v) any requested Letter of Credit is not in form and
            substance acceptable to the Bank, or the issuance of a Letter of Credit violates any applicable policies of the Bank.

            SECTION 2A.02. Issuance of Letters of Credit. Each Letter of Credit shall be issued upon the request of the Borrower (which request shall be irrevocable), received by the Bank in accordance with arrangements between the Bank and the Borrower to provide the Bank with the information necessary to issue, amend or renew any such Letter of Credit. The arrangements between the Borrower and the Bank are set forth in the L/C Documents (other than the Letters of Credit) between the Bank and the Borrower. To the extent any term in any such L/C Documents (other than a Letter of Credit) conflicts with or is inconsistent with the terms of this Agreement, the term most favorable to the Bank shall apply, and the Bank may exercise its rights under either such L/C Document or this Agreement vis-a-vis the Borrower. If any such inconsistency exists, the Bank shall not be deemed to have waived any rights hereunder, nor shall the Bank be deemed to have waived any rights under such L/C Document, by reason of such inconsistency.

            SECTION 2A.03. Draws. The Bank will promptly notify the Borrower of any drawing under a Letter of Credit. The Borrower shall reimburse the Bank for the amount of such draw on each date that any amount is paid by the Bank under any Letter of Credit. The Borrower shall also reimburse the Bank for any and all amounts paid to Fleet Bank, N.A. or European American Bank pursuant to the Indemnity Letters.

            SECTION 2A.04 Fees. (a) The Borrower will pay to the Bank an annual fee equal to three quarters of one (3/4%) percent on the average amount of Letters of Credit issued and available to be drawn during the preceding calendar quarter. Such fee will be calculated and paid quarterly, in arrears, on the last Business Day of each March, June, September and December.

            (b) The Borrower will pay interest on any amounts representing unreimbursed draws on any Letter of Credit or any amounts paid pursuant to the Indemnity Letters at the higher of (i) the rate provided for in the L/C Documents or (ii) the rate described in Section 2.22(b).

            (c) The Borrower shall pay the Bank's usual and customary fees and commissions, including those for draws, extensions and modifications of any Letter of Credit.

            SECTION 2A.05 Role of the Bank. (a) The Bank shall not have any responsibility to obtain any document in connection with paying any draw under a Letter of Credit (other than any required sight or time draft, certificate and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

            (b) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In furtherance and not in limitation of the foregoing: (i) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reasons.

            SECTION 2A.06. Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C Documents to reimburse the Bank for a drawing under a Letter of Credit or amounts paid under the Indemnity Letters shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the L/C Documents under all circumstances, including the following:

                        (i) any lack of validity or enforceability of this
            Agreement or any L/C Document;

                        (ii) any change in the time, manner or place of payment
            of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Documents;

                        (iii) the existence of any claim, setoff, defense or
            other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

                        (iv) any draft, demand, certificate or other document
            presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                        (v) any payment by the Bank under a Letter of Credit
            against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit, unless such payment is determined to have resulted from the Bank's gross negligence or willful misconduct; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

                        (vi) any exchange, release or non-perfection of any
            collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

                        (vii) any other circumstance or happening whatsoever,
            whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, other than the gross negligence or willful misconduct of the Bank.

            SECTION 2A.07. Uniform Customs and Practices. The Uniform Customs and Practices for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

                                   ARTICLE III

                              CONDITIONS OF LENDING

            SECTION 3.01. Conditions Precedent to the Making of the Term Loan and the Initial Revolving Credit Loan. The obligation of the Bank to make the Term Loan and the initial Revolving Credit Loan contemplated by this Agreement is subject to the condition precedent that the Bank shall have received from the Borrower and the Guarantors the following, in form and substance satisfactory to the Bank and its counsel:

                        (a) The Term Loan Note and the Revolving Credit Note, each duly executed and payable to the order of the Bank.

                        (b) Certified (as of the date of this Agreement) copies of the resolutions of the board of directors of the Borrower authorizing the Loans and authorizing and approving this Agreement and the other Loan Documents and the execution, delivery and performance thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

                        (c) Certified (as of the date of this Agreement) copies of the resolutions of the Boards of Directors and the shareholders of each of the Guarantors, authorizing and approving this Agreement, their Guaranties and any other Loan Document applicable to the Guarantors, and the execution, delivery and performance thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, their Guaranties and the other Loan Documents.

                        (d) A certificate of the Secretary or an Assistant Secretary (attested to by another officer) of the Borrower certifying: (i) the names and true signatures of the officer or officers of the Borrower authorized to sign this Agreement, the Notes and the other Loan Documents to be delivered hereunder on behalf of the Borrower; and (ii) a copy of the Borrower's by-laws as complete and correct on the date of this Agreement.

                        (e) A Certificate of the Secretary or an Assistant Secretary (attested to by another officer) of each of the Guarantors certifying
(i) the names and true signatures of the officer or officers of the Guarantors authorized to sign this Agreement, their Guaranties and any other Loan Documents to be delivered hereunder on behalf of the Guarantors; (ii) a copy of each of the Guarantors' by-laws as complete and correct on the date of this Agreement; and (iii) the stock ownership of each Guarantor.

                        (f) Copies of the certificates of incorporation and all amendments thereto of the Borrower and each of the Guarantors, certified in each case by the Secretary of State (or equivalent officer) of the state of incorporation of the Borrower and each Guarantor and a certificate of existence and good standing with respect to the Borrower and each Guarantor from the Secretary of State (or equivalent officer) of the state of incorporation of the Borrower and each Guarantor and from the Secretary of State (or equivalent officer) of any state in which the Borrower and each Guarantor is authorized to do business.

                        (g) An opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the Borrower and the Guarantors as to certain matters referred to in Article IV hereof and as to such other matters as the Bank or its counsel may reasonably request.

                        (h) From each of the Guarantors, an executed Guaranty.

                        (i) From the Borrower and each Guarantor, an executed Security Agreement giving to the Bank a first priority security interest in all assets of the Borrower and each Guarantor including, but not limited to, all personal property, equipment, fixtures, inventory, accounts, chattel paper and general intangibles all whether now owned or hereafter acquired (the "Collateral").

                        (j) From the Borrower and each Guarantor, UCC-1 filings perfecting the Bank's security interests in the Collateral.

                        (k) From the Borrower and each Guarantor, a property damage insurance policy for the Collateral in the amount of the replacement value of the Collateral (excluding accounts receivable) naming the Bank as loss payee with an insurance company acceptable to the Bank. The policy shall provide for thirty (30) days notice to the Bank of cancellation or change.

                        (l) From any landlord of premises leased by the Borrower or any Guarantor and in which premises Collateral is located, a landlord's lien waiver, in form and substance satisfactory to the Bank.

                        (m) Receipt and satisfactory review by the Bank of a completed Field Examination of the Borrower and Speed.

                        (n) Receipt and satisfactory review by the Bank of the Acquisition Agreement, all employment, consulting and other similar agreements relating to the Speed Acquisition and all resolutions, consents and other approvals relating to the Speed Acquisition.

                        (o) Receipt and satisfactory review by the Bank of the due diligence report by Grant Thornton on the Speed Acquisition.

                        (p) Receipt and satisfactory review by the Bank of an opening balance sheet and updated projections for the Borrower for a period of at least four (4) years, after taking the Speed Acquisition into account, including balance sheets, income statements and statements of cash flows, all reviewed by Grant Thornton or other independent certified public accountants satisfactory to the Bank.

                        (q) Receipt and satisfactory review by the Bank of all documentation relating to the Borrower's acquisitions of The Sarabande Press, Inc. and Advanced Digital Services, Inc. together with the Borrower's Forms 8-K issued in connection with such acquisitions.

                        (r) Receipt and satisfactory review by the Bank of a subordinated note and a subordination agreement related to the Subordinated Debt to be payable to Speed which shall provide for at least $2,000,000.00 in such Subordinated Debt, a repayment schedule satisfactory to the Bank and a requirement that no payments on such Subordinated Debt be payable if, after giving effect to any scheduled payment, the Borrower would fail to meet the requirements of Section 5.03(b) of this Agreement.

                        (s) Receipt and satisfactory review by the Bank of an assignment, as collateral, of a $3,500,000.00 key man life insurance policy on Gary Katz.

                        (t) Receipt and satisfactory review by the Bank and its counsel of evidence that, except for the payment of amounts to be funded by the Loans, the Speed Acquisition has closed.

                        (u) From the Borrower, the initial Borrowing Base Certificate, evidencing availability for the initial Revolving Credit Loan.

                        (v) The following statements shall be true and the Bank shall have received a certificate signed by the President or Chief Financial Officer of the Borrower dated the date hereof and dated the date of the Drawdown and the initial Revolving Credit Loan, if later, stating that:

                                    (i) The representations and warranties
contained in Article IV of this Agreement and in the Loan Documents are true and correct on and as of such date;

                                    (ii) No Default or Event of Default has
occurred and is continuing, or would result from the making of the Term Loan or the initial Revolving Credit Loan; and

                                    (iii) The aggregate amount of the Term Loan
and the initial Revolving Credit Loan is not in excess of the cash portion of the purchase price for the Acquisition plus related cash expenses, with calculations or other evidence of the accuracy of such statement.

                        (w) All schedules, documents, certificates and other information provided to the Bank pursuant to or in connection with this Agreement shall be satisfactory to the Bank and its counsel in all respects.

                        (x) All legal matters incident to this Agreement and the Loan transactions contemplated hereby shall be satisfactory to Cullen and Dykman, counsel to the Bank.

                        (y) Receipt by the Bank of such other approvals, opinions or documents as the Bank or its counsel may reasonably request.

                        (z) Receipt by the Bank of its facility fee (after crediting amounts previously paid) of $45,000.00, and payment of the reasonable legal fees and expenses of the Bank's counsel.

            SECTION 3.02. Conditions Precedent to All Revolving Credit Loans. The obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall be subject to the further condition precedent that on the date of such Loan:

                        (a) The following statements shall be true and the Bank shall have received a certificate signed by the President or the Chief Financial Officer of the Borrower dated the date of such Loan, stating that:

                                    (i) The representations and warranties
contained in Article IV of this Agreement and in the Loan Documents are true and correct on and as of such date as though made on and as of such date; and

                                    (ii) No Default or Event of Default has
occurred and is continuing, or would result from such Loan.

                        (b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

            SECTION 3.03. Conditions Precedent to all Letters of Credit. The obligation of the Bank to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the condition precedent that on the date of such issuance:

            (a) The Borrower shall have executed and delivered all L/C
Documents;

            (b) The following statements shall be true and the Bank shall have received a certificate signed by the President or the Chief Financial Officer of the Borrower dated the date of such Letter of Credit, stating that:

                                    (i) The representations and warranties
contained in Article IV of this Agreement and in the L/C Documents are true and correct on and as of such date as though made on and as of such date; and

                                    (ii) No Default or Event of Default has
occurred and is continuing, or would result from such Letter of Credit.

            (c) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            SECTION 4.01. Representations and Warranties. On the date hereof and on each date that the Borrower requests a Revolving Credit Loan or the issuance of a Letter of Credit, the Borrower and each Guarantor represents and warrants as follows:

                        (a) Subsidiaries. On the date hereof, Advanced and KNYA are the only Subsidiaries of the Borrower and neither Advanced nor KNYA has any Subsidiaries. All of the issued and outstanding shares of Advanced and KNYA are owned by the Borrower, free and clear of any mortgage, pledge, lien or encumbrance. Except as set forth on Schedule 4.01(a), there are not outstanding any warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any securities or other equity interest of the Borrower or any Guarantor, nor are there outstanding any instruments which are convertible into or exchangeable for any securities or other equity interests of the Borrower.

                        (b) Organization. The Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with respect to the Borrower and KNYA, and New York, with respect to Advanced and each has the power to own its assets and to transact the business in which it is presently engaged and is duly qualified and is in good standing in all other jurisdictions where the character or nature of its business requires such qualification except where the failure to so qualify or be in good standing would not result in a Material Adverse Change in the Borrower or any Guarantor.

                        (c) Due Execution, etc. The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which it is a party are within the Borrower's and each Guarantor's corporate power and have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower or any Guarantor; (ii) do not contravene the Borrower's or any Guarantor's certificate of incorporation or by-laws; (iii) violate any provision of or any law, rule, regulation, contractual restriction, order, writ, judgment, injunction, or decree, determination or award binding on or affecting the Borrower or any Guarantor; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; and (v) result in, or require, the creation or imposition of any Lien (other than the Lien of the Loan

Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor.

                        (d) No Authorization, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or any Guarantor of any Loan Document to which it is a party, except authorizations, approvals, actions, notices or filings which have been obtained, taken or made, as the case may be.

                        (e) Validity of Loan Documents. The Loan Documents when delivered hereunder will have been duly executed and delivered on behalf of the Borrower and each Guarantor and will be legal, valid and binding obligations of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles affecting the enforcement of creditor's rights.

                        (f) Financial Statements. The audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 1996, and the management prepared consolidated financial statements of the Borrower for the nine (9) month fiscal period ended September 30, 1997, copies of each of which have been furnished to the Bank, fairly present the consolidated financial condition of the Borrower as at such dates and the consolidated results of operations of the Borrower for the periods ended on such dates, all in accordance with GAAP, and since such date there has been (i) no material increase in the liabilities of the Borrower and the Guarantors and (ii) no Material Adverse Change in the Borrower or any Guarantor.

                        (g) No Litigation. There is no pending or, to the best knowledge of the Borrower and the Guarantors, threatened action, proceeding or investigation affecting the Borrower or any Guarantor before any court, governmental agency or arbitrator, which may either in one case or in the aggregate, result in a Material Adverse Change in the Borrower or any Guarantor.

                        (h) Tax Returns. The Borrower has filed all federal, state and local tax returns required to be filed (subject to extensions granted) and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties.

                        (i) Licenses, etc. The Borrower and each Guarantor possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any Guarantor is, to the best knowledge of the Borrower and the Guarantors, in violation of any similar rights of others.

                        (j) No Burdensome Agreements. Neither the Borrower nor any Guarantor is a party to any indenture, loan or credit agreement or any other agreement, lease or instrument or subject to any charter or corporate restriction which could result in a Material Adverse Change in the Borrower or any Guarantor.

                        (k) Margin Credit. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other way which will cause the Borrower or any Guarantor to violate the provisions of Regulation G, T, U or X.

                        (l) Compliance with Law. The Borrower and each Guarantor is in all material respects in compliance with all federal and state laws and regulations in all jurisdictions where the failure to comply with such laws or regulations could result in a Material Adverse Change in the Borrower or any Guarantor.

                        (m) ERISA. The Borrower, each Guarantor and each ERISA Affiliate of the Borrower or a Guarantor are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor to the best knowledge of the Borrower and the Guarantors, has the PBGC instituted any such proceedings; neither the Borrower, any Guarantor nor any ERISA Affiliate of the Borrower or a Guarantor has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower, each Guarantor and each ERISA Affiliate of the Borrower or a Guarantor have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA for calculating the potential liability of the Borrower, any Guarantor or any ERISA Affiliate of the Borrower or a Guarantor to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower, any Guarantor nor any ERISA Affiliate of the Borrower or a Guarantor has incurred any liability to the PBGC under ERISA.

                        (n) Hazardous Material. The Borrower and each Guarantor is in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and neither the Borrower nor any Guarantor has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Borrower or any Guarantor in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that to the best of the Borrower's and each Guarantor's knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

                        (o) Use of Proceeds. The proceeds of the Term Loan and the Revolving Credit Loans shall be used exclusively for the purposes set forth in Sections 2.05 and 2.11.

                        (p) Title to Assets. The Borrower and each Guarantor has good and marketable title to all of its properties and assets. The properties and assets of the Borrower and each Guarantor are not subject to any Lien other than those described in Section 5.02(a) hereof.

                        (q) Casualty. Neither the business nor the properties of the Borrower or any Guarantor are affected by any fire, explosion, accident, strike, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change in the Borrower or any Guarantor.

                        (r) Lien Priority. Except as disclosed on Schedule 4.01(r) or as permitted by Section 5.02(a), the Lien on the Collateral created by the Security Agreements constitute valid first priority perfected security interest in favor of the Bank.

                        (s) Credit Agreements. Schedule 4.01(s) is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other Investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Guarantor is in any manner directly or contingently obligated, and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                        (t) Intentionally Omitted.

                        (u) Financial or Other Advantage. The Guarantors acknowledge they have derived or expect to derive a financial or other advantage from the Loans obtained by the Borrower from the Bank.

                                    ARTICLE V

                  COVENANTS OF THE BORROWER AND THE GUARANTORS

            SECTION 5.01. Affirmative Covenants. So long as any amount shall remain outstanding under the Term Loan Note or the Revolving Credit Note or any Letter of Credit is outstanding, or so long as the Commitment shall remain in effect, the Borrower and each Guarantor will, unless the Bank shall otherwise consent in writing:

                        (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, where the failure so to comply could result in a Material Adverse Change in the Borrower or any Guarantor.

                        (b) Reporting Requirements. Furnish to the Bank: (i) Annual Financial Statements. As soon as available and in any event within ninety
(90) days after the end of each fiscal year of the Borrower, a copy of the consolidated financial statements of the Credit Parties for such year, including balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, together with an unqualified opinion, prepared by independent certified public accountants selected by the Borrower and satisfactory to the Bank, all such financial statements to be prepared in accordance with GAAP.

                                    (ii) Quarterly Financial Statements. As soon
as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated financial statements of the Credit Parties for such quarter, including balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the comparable quarter and year to date for the previous fiscal year, prepared by management of the Borrower, all such financial statements to be prepared in accordance with GAAP.

                                    (iii) Opening Balance Sheet. As soon as
available and in any event within ninety (90) days after the closing of the Speed Acquisition (1) a copy of the audited balance sheet of the Borrower for December 31, 1997, certified by Grant Thornton LLP; (2) a copy of the audited balance sheet of Speed for December 31, 1997, certified by [still open]; and (3) a copy of the balance sheet of the Borrower for the day of, and reflecting, the Speed Acquisition, prepared by management of the Borrower and reviewed by Grant Thornton LLP.

                                    (iv) Management Letters. Promptly upon
receipt thereof, copies of any reports submitted to the Borrower or any Guarantor by independent certified public accountants in connection with the examination of the financial statements of the Borrower or any Guarantor made by such accountants;

                                    (v) Borrowing Base Certificate. As soon as
available and in any event within ten (10) Business Days after the end of each month, a Borrowing Base Certificate and an accounts receivable aging schedule, prepared and dated as of the end of such month.

                                    (vi) Accountant's Report. Simultaneously
with the delivery of the annual financial statements referred to in Section 5.01(b)(i), a certificate of the independent certified public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

                                    (vii) Certificate of No Default.
Simultaneously with the delivery of the financial statements referred to in
Section 5.01(b)(i) and (ii), a certificate of the President or the Chief Financial Officer of the Borrower, (1) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (2) with computations demonstrating compliance with the covenants contained in Section 5.03.

                                    (viii) Notice of Litigation. Promptly after
the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Guarantor which, if determined adversely to the Borrower could result in a Material Adverse Change in the Borrower or any Guarantor.

                                    (ix) Notice of Defaults and Events of
Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

                                    (x) ERISA Reports. Promptly after the filing
or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower or any Guarantor files with or receives from the PBGC, the Internal Revenue Service or the U.S. Department of Labor under ERISA; and as soon as possible after the Borrower or any Guarantor knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Guarantor has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of the President or the Chief Financial Officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

                                    (xi) Reports to Other Creditors. Promptly
after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.01(b).

                                    (xii) Proxy Statements, Etc. Promptly after
the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any Guarantor sends to its public stockholders, if any, and copies of all regular, periodic, and special reports, all registration statements which the Borrower or any Guarantor files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange and any press releases or other notices or information publicly disseminated.

                                    (xiii) Notice of Affiliates. Promptly after
any Person becomes an Affiliate of the Borrower, notice to the Bank of such Affiliate.

                                    (xiv) General Information. Such other
information respecting the condition or operations, financial or otherwise, of the Borrower or any Guarantor as the Bank may from time to time reasonably request.

                        (c) Taxes. Pay and discharge all taxes, assessments and governmental charges upon the Borrower, any Guarantor, its or their income and its or their properties prior to the dates on which penalties are attached thereto, unless and only to the extent that (i) such taxes shall be contested in good faith and by appropriate proceedings by the Borrower or a Guarantor, (ii) there be adequate reserves therefor in accordance with GAAP entered on the books of the Borrower or a Guarantor and (iii) no enforcement proceedings against the Borrower or a

Guarantor have been commenced which may result in a Lien on any assets of the Borrower or a Guarantor.

                        (d) Corporate Existence. Preserve and maintain the Borrower's and each Guarantor's existence and good standing in the jurisdiction of its incorporation and the rights, privileges and franchises of the Borrower and each Guarantor in each case where failure so to preserve or maintain could result in a Material Adverse Change in the Borrower or a Guarantor.

                        (e) Maintenance of Properties and Insurance. (i) Keep the respective properties and assets (tangible or intangible) that are useful and necessary in the Borrower's and each Guarantor's business in good working order and condition, reasonable wear and tear excepted; (ii) maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are either (x) usually carried by companies engaged in similar businesses and owning properties doing business in the same general areas in which the Borrower or a Guarantor operates or (y) consistent with the Borrower's past practices and are prudent in the judgment of the management of the Borrower; and (iii) cause the Bank to be named as loss payee on any such insurance policies.

                        (f) Books of Record and Account. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with GAAP, reflecting all financial transactions of the Borrower and each Guarantor.

                        (g) Visitation; Field Examination. (i) At any reasonable time, and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the books and records of, and visit the properties of, the Borrower or a Guarantor and to discuss the affairs, finances and accounts of the Borrower or a Guarantor with any of the respective officers or directors of the Borrower or a Guarantor or the Borrower's or a Guarantor's independent accountants.

                                    (ii) From time to time, upon reasonable
notice under the circumstances and during business hours, allow the Bank to conduct, and cooperate with the Bank in connection therewith, a Field Examination. The fees and expenses of one such Field Examination in each calendar year shall be for the account of the Borrower, unless a Default or Event of Default should occur and be continuing, in which event the Borrower shall be responsible for the costs of all Field Examinations.

                        (h) Performance and Compliance with Other Agreements. Perform and comply with each of the provisions of each and every agreement the failure to perform or comply with which could result in a Material Adverse Change in the Borrower or a Guarantor.

                        (i) Continued Perfection of Liens and Security Interest. Record or file or rerecord or refile the Loan Documents or a financing statement or any other filing or recording or refiling or rerecording in each and every office where and when necessary to preserve and perfect the security interests of the Loan Documents.

                        (j) Pension Funding. Comply with the following and cause each ERISA Affiliate of the Borrower or a Guarantor to comply with the following:

                                    (i) engage solely in transactions which
would not subject any of such entities to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000.00;

                                    (ii) make full payment when due of
all amounts which, under the provisions of any Plan or ERISA, the Borrower, a Guarantor or any ERISA Affiliate of any of same is required to pay as contributions thereto;

                                    (iii) all applicable provisions of the
Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;

                                    (iv) not fail to make any payments in an
aggregate amount greater than $25,000.00 to any Multiemployer Plan that the Borrower, a Guarantor or any ERISA Affiliate of the Borrower or a Guarantor may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

                                    (v) not take any action regarding any Plan
which could result in the occurrence of a Prohibited Transaction.

                        (k) Licenses. Maintain at all times all material licenses or permits necessary to the conduct of its business or as may be required by any governmental agency or instrumentality thereof.

                        (l) New Affiliates. Cause any Affiliate of the Borrower formed after the date of this Agreement to become a Guarantor of all obligations of the Borrower to the Bank, whether incurred under this Agreement or otherwise and to secure its obligations as a Guarantor by granting to the Bank a first priority security interest in all personal property of such Affiliate.

                        (m) Life Insurance Policy. Deliver to the Bank, not later than March 15, 1998, a duplicate original life insurance policy on Gary Katz in the amount of $2,000,000.00, which policy has been assigned as collateral, to the Bank.

            SECTION 5.02. Negative Covenants. So long as any amount shall remain outstanding under the Term Loan Note or the Revolving Credit Note or any Letter of Credit is outstanding or so long as the Commitment shall remain in effect, neither the Borrower nor any Guarantor will, without the written consent of the
Bank:

                        (a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                                    (i) Liens in favor of the Bank;

                                    (ii) Liens for taxes or assessments or other
government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                                    (iii) Liens imposed by law, such as
mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                                    (iv) Liens under workers' compensation,
unemployment insurance, Social Security, or similar legislation;

                                    (v) Liens, deposits, or pledges to secure
the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                                    (vi) Liens described in Schedule 5.02(a),
provided that no such Liens, other than Liens under Capital Leases or real property mortgages, shall be renewed, extended or refinanced;

                                    (vii) Judgment and other similar Liens
arising in connection with court proceedings (other than those described in Section 6.01(f)), provided that the execution or other enforcement of such judgment or Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                                    (viii) Easements, rights-of-way,
restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the Borrower's or a Guarantor's occupation, use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                                    (ix) Purchase money Liens on any property
hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

                                                (1) Any property subject to any
of the foregoing is acquired by the Borrower or a Guarantor in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

                                                (2) The obligation secured by
any Lien so created, assumed, or existing shall not exceed the lesser of cost or fair market value of the property acquired as of the time of the Borrower or a Guarantor acquiring the same;

                                                (3) Each such Lien shall attach
only to the property so acquired and fixed improvements thereon and the proceeds thereof to the extent provided by the New York Uniform Commercial Code; and

                                                (4) The obligation secured by
such Lien is permitted by the provisions of Section 5.02(b).

                        (b) Debt. Create, incur, assume, or suffer to exist, any Debt, except:

                                    (i) Debt of the Borrower or a Guarantor
under this Agreement or the Notes or any other Debt of the Borrower or a Guarantor owing to the Bank;

                                    (ii) Debt described in Schedule 5.02(b),
provided that no such Debt, other than Debt arising under Capital Leases or real property mortgages, shall be renewed, extended or refinanced;

                                    (iii) Subordinated Debt;

                                    (iv) Accounts payable to trade creditors for
goods or services and current operating liabilities (other than for borrowed money) in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

                                    (v) Debt of the Borrower or a Guarantor
secured by purchase money Liens permitted by Section 5.02(a)(ix).

                        (c) Lease Obligations. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (i) Capital Leases permitted by Section 5.02(a), (ii) leases for the use and occupation of real property or (iii) leases existing on the date of this Agreement and any extensions or renewals thereof and other leases entered into after the date of this Agreement (other than leases referred to in clause (i) or (ii)) which do not in the aggregate require the Borrower and the Guarantors to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower and the Guarantors are required, in the aggregate, to pay under the terms of any lease) in any fiscal year of the Borrower in excess of $1,380,000.00 during the fiscal year ending December 31, 1998, (2) $1,560,000.00 during the fiscal year ending December 31, 1999, (3) $1,740,000.00 during the fiscal year ending December 31, 2000 and (4) $1,920,000.00 during the fiscal year ending December 31, 2001.

                        (d) Merger. Merge into, or consolidate with or into, or have merged into it, any Person; and, for the purpose of this subsection (d), the acquisition or sale by the Borrower or a Guarantor by lease, purchase or otherwise, of all, or substantially all, of the common stock or the assets of any Person or of it shall be deemed a merger of such Person with the Borrower or a Guarantor; provided that this clause (d) shall not prohibit the Speed Acquisition.

                        (e) Sale of Assets, Etc. Sell, assign, transfer, lease or otherwise dispose of any of its assets, (including a saleleaseback transaction) with or without recourse, except for (i) inventory disposed of in the ordinary course of business; and (ii) the sale or other disposition of assets no longer used or useful in the conduct of its business.

                        (f) Investments, Etc. Make any Investment other than Permitted Investments.

                        (g) Transactions With Affiliates. Except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or a Guarantor's business and upon fair and reasonable terms no less favorable to the Borrower or a Guarantor than would be obtained in a comparable arm's length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate.

                        (h) Prepayment of Outstanding Debt; Subordinated Debt.

                                    (a) Pay, in whole or in part, any
outstanding Debt (other than Debt owing to the Bank) of the Borrower or a Guarantor, which by its terms is not then due and payable or agree to any acceleration of the schedule of principal installments on Subordinated Debt, the Sarabande Note, the ADS Notes or the Speed Equipment Notes.

                                    (b) Make any payment on Subordinated Debt
(whether by scheduled payment, prepayment or otherwise), if either (i) at the time of such payment or (ii) after giving effect to such payment, the Borrower is not, or shall fail to be, in compliance with Section 5.03(b).

                        (i) Guarantees. Guaranty, or in any other way become directly or contingently obligated for any Debt of any other Person (including any agreements relating to working capital maintenance, take or pay contracts or similar arrangements) other than (i) the endorsement of negotiable instruments for deposit in the ordinary course of business; or (ii) guarantees existing on the date hereof and set forth in Schedule 5.02(i) annexed hereto.

                        (j) Change of Business. Materially alter the nature of its business.

                        (k) Fiscal Year. Change the ending date of its fiscal year from December 31.

                        (l) Losses. Incur a net loss for any fiscal year.

                        (m) Accounting Policies. Change any accounting policies, except as permitted by GAAP.

                        (n) Change in Control. At any time from the date hereof, Gary Katz shall fail or cease to maintain the voting control (whether through ownership, irrevocable proxies, voting trusts or similar devices or otherwise) of at least twenty five (25%) percent of the voting stock of the Borrower.

                        (o) Management. Fail to retain Gary Katz as the Chairman of the Board and Chief Executive Officer of the Borrower.

                        (p) Hazardous Material. Cause or permit any property owned or occupied by the Borrower or a Guarantor to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations; or cause or permit, as a result of any intentional or unintentional act or omission on the part of the Borrower, a Guarantor or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by the Borrower, a Guarantor or onto any other property; or fail to comply with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered; or fail to obtain and comply with, any and all approvals, registrations or permits required thereunder; or fail to execute any documentation required by the Bank in connection with the representations, warranties and covenants contained in this paragraph and Section 4.01(n) of this Agreement.

                        (q) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of the Borrower or any Guarantor; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any share of its capital stock; provided, that nothing herein shall prohibit the payment of dividends by any Subsidiary to the Borrower or any Guarantor.

            SECTION 5.03. Financial Requirements. So long as any amount shall remain outstanding under the Term Loan Note or the Revolving Credit Note or any Letter of Credit is outstanding or so long as the Commitment shall remain in effect:

                        (a) Unfunded Consolidated Capital Expenditures. The Borrower and the Guarantors will not make Unfunded Consolidated Capital Expenditures, on a consolidated basis, in excess of $750,000.00 in the aggregate during any fiscal year of the Borrower.

                        (b) Fixed Charge Coverage Ratio. The Borrower will maintain a Fixed Charge Coverage Ratio (to be tested quarterly, and except as set forth in (i) and (ii) below for the four fiscal quarters then ended) of not less than (i) 1.15 to 1.00 for the fiscal quarter ending March 31, 1998 and the two fiscal quarters ending June 30, 1998;
(ii) 1.17 to 1.00 for the three fiscal quarters ending September 30, 1998; (iii)
1.20 to 1.00 for the four fiscal quarters ending December 31, 1998; and (iv)
1.25 to 1.00 thereafter.

                        (c) Funded Debt to EBITDA Ratio. The Borrower will maintain a Funded Debt to EBITDA Ratio (to be tested quarterly for the four fiscal quarters then ended) of not more than 2.75 to 1.00. For purposes of determining the Funded Debt to EBITDA Ratio, for the first three (3) fiscal quarters of the Borrower following the closing of the Speed Acquisition, EBITDA shall be measured only for the number of full or partial fiscal quarters that have been completed since the date of this Agreement and then annualized, subject to usual and customary year end adjustments, which adjustments shall be disclosed and satisfactory to the Bank.

                        (d) Adjusted Tangible Net Worth. The Borrower will maintain Adjusted Tangible Net Worth of not less than (i) beginning on the day of the closing of the Speed Acquisition and through December 30, 1998, the amount of Adjusted Tangible Net Worth as of the date of the Speed Acquisition, but in no event less than ($575,000.00) and (ii) beginning on December 31, 1998 and on each succeeding December 31 and through the next succeeding December 30, $1,000,000.00 in excess of the amount of Adjusted Tangible Net Worth (x) in the case of December 31, 1998, on the closing of the Speed Acquisition and (y) in the case of each succeeding December 31, on the preceding December 31.

                                   ARTICLE VI

                               EVENTS OF DEFAULT

            SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                        (a) The Borrower shall fail to pay any installment of principal of, or interest on, the Term Loan Note or the Revolving Credit Note within three (3) Business Days of when such installment or interest is due or any reimbursement obligation under a Letter of Credit or L/C Document is not paid when due or any fees or other amounts owed in connection with this Agreement are not paid within three (3) Business Days of when such fees or other amounts are due; or

                        (b) Any representation or warranty made by the Borrower or any Guarantor herein or in the Loan Documents or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                        (c) The Borrower or any Guarantor shall (i) fail to perform or observe in any material respect any term, covenant or agreement contained in Section 5.01 of this Agreement within fifteen (15) Business Days after such performance or observation is required or (ii) the Borrower or any Guarantor shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement or in any other Loan Document (other than the Notes) on its part to be performed or observed; or

                        (d) The Borrower or any Guarantor shall fail to pay any Debt in the principal amount of $100,000.00 or more, (excluding Debt evidenced by the Notes) of the Borrower or any Guarantor, or any installment, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                        (e) The Borrower or any Guarantor shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against the Borrower or any Guarantor shall remain undismissed for a period of 60 days; or the Borrower or any Guarantor shall take any action to authorize any of the actions set forth above in this subsection (e); or

                        (f) Any judgment or order or combination of judgments or orders for the payment of money, in excess of $100,000.00 in the aggregate, which sum shall not be subject to full, complete and effective insurance coverage, shall be rendered against the Borrower or any Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                        (g) Any of the following events occur or exist with respect to the Borrower, any Guarantor or any ERISA Affiliate of the Borrower or any Guarantor: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrower, any Guarantor or any ERISA Affiliate of the Borrower or any Guarantor to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $100,000.00; or

                        (h) Any Guarantor shall fail to perform or observe any term or provision of its Guaranty or any representation or warranty made by any Guarantor (or any of its officers or partners) in connection with such Guarantor's Guaranty shall prove to have been incorrect in any material respect when made; or

                        (i) This Agreement or any other Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any document or instrument delivered pursuant to this Agreement shall be contested by the Borrower, any Guarantor or any other party to such document or instrument or the Borrower, any Guarantor or any other party to such document or instrument shall deny that it has any or further liability or obligation under any such document or instrument; or

                        (j) An event of default specified in any Loan Document other than this Agreement shall have occurred and be continuing.

            SECTION 6.02. Remedies on Default. Upon the occurrence and continuance of an Event of Default the Bank may by notice to the Borrower, (i) terminate the Commitment, (ii) demand that the Borrower deposit cash collateral in an amount equal to all Outstanding L/C Obligations, (iii) declare the Term Loan Note and the Revolving Credit Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Commitment shall be terminated, the cash collateral shall become due, the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors and
(ii) proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, or in aid of the exercise of any power granted in either this Agreement or any other Loan Document or proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which the Bank may have by reason of the occurrence of any Event of Default hereunder or under any other Loan Document; provided, however, upon the occurrence of an Event of Default referred to in Section 6.01(e), the Commitment shall be immediately terminated, the cash collateral shall become due, the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors. Any amounts collected pursuant to action taken under this Section
6.02 shall be applied to the payment of, first, any costs incurred by the Bank in taking such action, including but without limitation reasonable attorneys fees and expenses, second, to payment of the accrued interest on the Notes, third, to the deposit of the required cash collateral and fourth, to payment of the unpaid principal of the Notes, first to the Term Loan Note and second to the Revolving Credit Note.

            SECTION 6.03. Remedies Cumulative. No remedy conferred upon or reserved to the Bank hereunder or in any other Loan Document is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or any other Loan Document or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Article VI, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Agreement or in any other Loan Document.

                                   ARTICLE VII

                                 MISCELLANEOUS

            SECTION 7.01. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document to which the Borrower or any Guarantor is a party, nor consent to any departure by the Borrower or any Guarantor from any provision of any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed, sent by facsimile or delivered, if to the Borrower or any Guarantor, at the address of the Borrower set forth at the beginning of this Agreement and if to the Bank, at the address of the Bank set forth at the beginning of this Agreement to the attention of Katz Digital Technologies, Inc. Account Officer, or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section 7.02 to the other parties. All such notices and communications shall be effective when mailed, telegraphed or delivered.

            SECTION 7.03. No Waiver, Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

            SECTION 7.04. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, the Letters of Credit and any other Loan Documents, including, without limitation, the reasonable fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, the Notes, the L/C Documents and any other Loan Documents. The Borrower and the Guarantors shall at all times protect, indemnify, defend and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and liabilities, obligations, losses, damages, penalties, judgments, costs, expenses or disbursements which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Borrower and the Guarantors acknowledge that it is the intention of the parties hereto that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all of which risks are hereby assumed by the Borrower and the Guarantors, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority, provided that the Borrower and the Guarantors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Bank's gross negligence or willful misconduct. The provisions of this
Section 7.04 shall survive the payment of the Notes and the termination of this Agreement.

            SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any affiliate of the Bank to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement, the Notes, the Letters of Credit or such other Loan Documents and although such obligations may be unmatured. The rights of the Bank under this Section 7.05 are in addition to all other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

            SECTION 7.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors and the Bank and thereafter it shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Bank and their respective successors and assigns, except that the Borrower and the Guarantors shall not have any right to assign its or their rights hereunder or any interest herein without the prior written consent of the Bank.

            SECTION 7.07. Further Assurances. Each of the Borrower and each Guarantor agrees at any time and from time to time at its expense, upon request of the Bank or its counsel, promptly to execute, to deliver, or to obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or to cause to be taken all such other action as the Bank may deem desirable in obtaining the full benefits of, this Agreement or any other Loan Document.

            SECTION 7.08. Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement and each Loan Document is intended to be severable; if any term or provision of this Agreement, any other Loan Document, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement, the other Loan Documents and the exhibits and schedules attached hereto and thereto embody the entire agreement and understanding among the Borrower, the Guarantors and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof.

            SECTION 7.09. Governing Law. This Agreement, the Notes and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

            SECTION 7.10. Waiver of Jury Trial. The Borrower, each Guarantor and the Bank waive all rights to trial by jury in any action or proceeding involving, directly or indirectly any matter (whether sounding in tort, contract or otherwise) in any way, arising out of, relating to, or connected with this Agreement, any other Loan Document or the relationship established hereunder.

            SECTION 7.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 KATZ DIGITAL TECHNOLOGIES, INC.



                                    By____________________________
                                      Name:
                                      Title:


                                    ADVANCED DIGITAL SERVICES, INC.


                                    By____________________________
                                      Name:
                                      Title:


                                    KATZ N.Y. ACQUISITION, INC.


                                    By____________________________
                                      Name:
                                      Title:


                                    THE BANK OF NEW YORK


                                    By______________________________
                                       Name:  Scott E. Silverstein
                                       Title: Vice President

                               SCHEDULE 4.01(a)


                            WARRANTS, OPTIONS, ETC.

Warrants to purchase up to 160,000 shares of Common Stock of the Borrower issued to Whale Securities Co., L.P. at an exercise price of $7.75 per share.

Grant to David Katz of Option to Purchase 120,000 shares of the Borrower's Common Stock at the Purchase Price of $2.7688 per share


 [Omitted to maintain confidentiality and filed separately with the Commission]



See Separate Schedule for other Options Granted Under ISO Plan

                               SCHEDULE 4.01 (S)


Nature of         Amount of                Liens Securing
Creditor          Agreement           Credit               Credit
--------          ---------           ------               ------


                       See Schedules 5.02(a) and 5.02(b)

                                SCHEDULE 5.02(a)

Capital Leases                 Equipment           Term                Amount
--------------                 ---------           ----                ------

Miles Financial Services,      Accuset             3/94-2/99          26,800.42
Inc.

Wasco Funding Corp.            Lineotype           2/95-1/98           4,977.92

Wasco Funding Corp.            Dice                12/95-12/98        48,377.90

Phoenixcor Inc.                Indigo1             3/95-1/00         220,833.63

Phoenixcor Inc.                Finishing           3/95-1/00          21,929.15

Wasco Funding Corp.            Heidl w/ SCI        3/96-2/01         607,695.38

Wasco Funding Corp.            Sapphire film rec   6/96-5/99          34,133.04

CIT Group                      Indigo-2            4/96-3/01         341,833.72

Wasco Funding Corp.            Orea/Lamin          10/96-9/99         23,142.59

Wasco Funding Corp.            Sapphire2           10/96-9/99         30,914.31

GE Capital                     Dolev800/           3/97-2/01         321,570.89
                               Spontane

Wasco Funding Corp.            SGI O/S             3/97-2/00          35,099.06
                               Workstation

Wasco Funding Corp.            Colex               4/97-3/00          30,083.03

Wasco Funding Corp.            Dig Photo Equip     4/97-3/00          66,398.71

Wasco Funding Corp.            Lightjet            4/97-3/01         167,276.44

Wasco Funding Corp.            Cheetah             5/97-4/00          23,387.57

Wasco Funding Corp.            Maestro-Dice        4/97-3/00          12,735.39

Wasco Funding Corp.            SGI Origin 200      10/97-9/00         51,297.15

Tokai Financial Services,      Waterproof          8/96-12/98          6,496.79
Inc.

MFG Lease Co.                  Computers           3/93-2/98           1,106.00

See attached copy of Schedule 1.29 to the Acquisition Agreement. The following items represent Liens on assets to be acquired pursuant to the Acquisition
Agreement: Items 14 through 21; 23 through 26; 29; 31; 32; 34; 35; 37 through 45; 48; 51; 53; 54;

56; 57; 60; 62 through 64; 67; 69; 71 through 75; 78; 79; 82 through 90

                               SCHEDULE 5.02(b)

                                 Debt Schedule

1.  Sarabande Note

2.  ADS Notes

3. Subordinated Non-negotiable Promissory Note in the principal amount of $2,000,000.00 payable to Speed Graphics, Inc.

4. Irrevocable Letter of Credit issued by European American Bank, in the face amount of $467,000.00 in favor of GHG Realty Company.

5. Irrevocable Letters of Credit issued by Fleet Bank, N.A., in the aggregate face amount of $81,552.77 in favor of 342 Madison Avenue Associates Ltd. Partnership.

6.  See Schedule 5.02(a)

                               SCHEDULE 5.02(i)

     Description of All Guaranties:

ADS Notes - Payable by Advanced Digital Services, Inc. and
            guaranteed by Katz Digital Technologies, Inc.

                                   EXHIBIT A

                                TERM LOAN NOTE

                                                New York, New York
$6,000,000.00                                   _____________, 199_


            FOR VALUE RECEIVED, KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having its principal place of business at 21 Penn Plaza, New York, New York 10001("Borrower") promises to pay to the order of THE BANK OF NEW YORK ("Bank") at its office located at 530 Fifth Avenue, New York, New York 10036, the principal sum of Six Million ($6,000,000.00) in sixteen (16) quarterly principal installments, each of the first fifteen (15) such installments being in the principal amount of $375,000.00, commencing on the last Business Day of March, 1998, and continuing on the last Business Day of each quarter thereafter until the Maturity Date, when any remaining principal amount and unpaid interest shall be due and payable.

            Borrower shall pay interest on the unpaid balance of this Note from time to time outstanding at said office, at the rates of interest, at the times and for the periods as set forth in the Agreement (as defined below).

            All payments including prepayments on this Term Loan Note shall be made in lawful money of the United States of America in immediately available funds. Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.

            This Term Loan Note is the term loan note referred to in that certain Loan Agreement among Borrower, Advanced Digital Services, Inc., Katz N.Y. Acquisition, Inc. and Bank of even date herewith (the "Agreement"), as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement. All capitalized terms used in this Term Loan Note and not defined herein shall have the meanings given them in the Agreement.

            If any action or proceeding be commenced to collect this Term Loan Note or enforce any of its provisions, Borrower further agrees to pay all costs and expenses of such action or proceeding and attorneys' fees and expenses and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding. Borrower hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with Bank that personal jurisdiction over Borrower shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Term Loan Note, the liabilities hereunder, or the enforcement of either or all of the same. Borrower hereby waives personal service by manual delivery and agrees that service of process may be made by post-paid certified mail directed to Borrower at Borrower's address designated in the Agreement or at such other address as may be designated in writing by Borrower to Bank in accordance with Section 7.02 of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served. Borrower hereby expressly waives any and every right to a trial by jury in any action on or related to this Term Loan Note, the liabilities hereunder or the enforcement of either or all of the same.

            Bank may transfer this Term Loan Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and, except as otherwise provided in the Agreement, Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter. The failure of any holder of this Term Loan Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

            Borrower and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

            This Term Loan Note shall be construed in accordance with and governed by the laws of the State of New York.

                                    KATZ DIGITAL TECHNOLOGIES, INC.


                                    By:__________________________
                                        Name:
                                        Title:

                                    EXHIBIT B

                             REVOLVING CREDIT NOTE

$7,000,000.00                                                New York, New York
                                                             _____________, 1997


            FOR VALUE RECEIVED, on the Maturity Date, KATZ DIGITAL TECHNOLOGIES, INC., a New York corporation, having its principal place of business at 21 Penn Plaza, New York, New York 10001("Borrower"), promises to pay to the order of THE BANK OF NEW YORK ("Bank") at its office located at 530 Fifth Avenue, New York, New York 10036, the principal sum of the lesser of: (a) Seven Million ($7,000,000.00) Dollars; or (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to the Agreement (as defined below).

            Borrower shall pay interest on the unpaid principal balance of this Note from time to time outstanding, at said office, at the rates of interest, at the times and for the periods set forth in the Agreement.

            All payments including prepayments on this Note shall be made in lawful money of the United States of America in immediately available funds. Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.

            Borrower hereby authorizes Bank to enter from time to time the amount of each Loan to Borrower and the amount of each payment on a Loan on the schedule annexed hereto and made a part hereof. Failure of Bank to record such information on such schedule shall not in any way effect the obligation of Borrower to pay any amount due under this Note.

            This Note is the Revolving Credit Note referred to in that certain Loan Agreement among Borrower, Advanced Digital Services, Inc., Katz N.Y. Acquisition, Inc. and Bank of even date herewith (the "Agreement"), as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement. All capitalized terms used in this Note and not defined herein shall have the meanings given them in the Agreement.

            If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Borrower further agrees to pay all costs and expenses of such action or proceeding and attorneys' fees and expenses and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding. Borrower hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with Bank that personal jurisdiction over Borrower shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note, the liabilities hereunder, or the enforcement of either or all of the same. Borrower hereby waives personal service by manual delivery and agrees that service of process may be made by post-paid certified mail directed to Borrower at Borrower's address set forth above or at such other address as may be designated in writing by Borrower to Bank in accordance with Section 7.02 of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served. Borrower hereby expressly waives any and every right to a trial by jury in any action on or related to this Note, the liabilities hereunder or the enforcement of either or all of the same.

            The Bank may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and, except as otherwise provided in the Agreement, Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter. The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

            Borrower and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

            This Note shall be construed in accordance with and governed by the laws of the State of New York.

                                    KATZ DIGITAL TECHNOLOGIES, INC.


                                    By:_______________________________
                                         Name:
                                         Title:

                      Schedule of Revolving Credit Loans

                               Amount of
                               Principal       Unpaid          Name of
              Amount of         Paid or       Principal     Person Making
 Date           Loan            Prepaid        Balance        Notation
------       -----------      -----------    -----------    -------------

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

                                   EXHIBIT C

                        KATZ DIGITAL TECHNOLOGIES, INC.
                          Borrowing Base Certificate
                          As of ______________, 199_


                                    Katz         Speed      ADS        Total
                                    ----         -----      ---        -----
Accounts Receivable Aging
      Current
      31-60 Days
      61-90 Days
      Over 90 Days
      Total

Eligible Accounts Receivable
      Total as above
      Less: Over 90 days
      Less: Other ineligible
                  Total eligible receivables
                  Advance rate
                  Total qualified receivables

Current Outstandings
      Loans
      Letters of credit
                  Total Outstandings

Total Qualified Receivables
Less: Total Outstandings
Available Line of Credit

Note: Total Qualified Receivables may not exceed the total revolving credit line of


I hereby certify that I have carefully read the information contained in the within certificate and that all of the information is true and accurate to the best of my knowledge and belief, knowing fully that THE BANK OF NEW YORK is relying on the truth and accuracy of this information and upon my certification in order to make advances or loans to the above captioned borrower. This certificate is given by me as a representative of the borrower.



-------------------------------                   ---------------
Donald L. Flamm, Vice President                   Date